Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our report dated September 28, 2026 relating to the consolidated financial statements of Precision Optics Corporation, Inc. for the year ended June 30, 2026 included in this Form 10-K, into the Company’s previously filed Form S-1 Registration Statement Nos. 333-273346 and 333-265564, Form S-8 Registration Statement Nos. 333-275180, 333-110946, 333-128628, 333-177330, 333-203524, 333-233650, 333-256746, 333-97525, 333-94125, 333-89989, 333-291912 and 333-285916 and Form S-3 Registration Statement No. 333-280047.

/s/ Stow & Degon LLC

September 28, 2026

Westborough, Massachusetts